Exhibit 4.1

Description of Our Common Units

The following description of the common units representing limited partner interests (“common units”) in Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership” or, as the context requires, “we,” “us” or “our”), is a summary and is subject to, and qualified in its entirety by, reference to the provisions of our Fourth Amended and Restated Agreement of Limited Partnership, dated as of May 28, 2020 (referred to herein as our “Partnership Agreement”), which has been filed as Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2020, of which this Exhibit 4.1 is a part.

General

The common units represent limited partner interests in the Partnership. The holders of common units are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under the Partnership Agreement. For a description of our cash distribution policy, please read “Distributions of Available Cash—Our Cash Distribution Policy” below.

Our outstanding common units are listed on the New York Stock Exchange (the “NYSE”) under the symbol “SMLP,” and any additional common units we issue will also be listed on the NYSE.

On May 3, 2020, the Board of Directors (the “Board”) of our General Partner, Summit Midstream GP, LLC (the “General Partner”) approved the immediate suspension of the distributions payable on the common units and our 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series A preferred units”). We did not make a distribution on our common units in any quarter of 2020, nor did we make a distribution on the Series A preferred units on June 15, 2020 or December 15, 2020. Any future determination to declare distributions will be made at the discretion of the Board, subject to applicable laws, and will depend on a number of factors, including the Partnership’s financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that the Board may deem relevant.

Transfer Agent and Registrar

Duties. American Stock Transfer and Trust Company (“AST”) serves as the transfer agent, cash distribution paying agent and registrar for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges in connection therewith;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify AST, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent, cash distribution paying agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our General Partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our Partnership Agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our Partnership Agreement;

•	represents and warrants that the transferee has the right, power, authority and capacity to enter into our Partnership Agreement; and

•	gives the consents, waivers and approvals contained in our Partnership Agreement.

Our General Partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Common Units Underlying Warrants

On May 28, 2020, we issued warrants (the “warrants”) to SMP TopCo, LLC and SMLP Holdings, LLC, affiliates of Energy Capital Partners II, LLC (the “ECP Entities”), to purchase up to an aggregate of 666,667 common units (10,000,000 common units prior to the Partnership’s 1-for-15 reverse unit split on its common units, effective November 9, 2020 (the “Reverse Unit Split”)). The exercise price under the warrants is $15.345 per common unit ($1.023 prior to the Reverse Unit Split). We may issue a maximum of 666,667 common units (10,000,000 common units prior to for the Reverse Unit Split) under the warrants.

The warrants have not been registered under the Securities Act, and were issued, and warrants issued in the future and the common units underlying those warrants will be issued, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

Upon exercise of the warrants, each of the ECP Entities may receive, at its election, (i) a number of common units equal to the number of common units for which the warrants are being exercised, if exercising the warrant by cash payment of the exercise price; (ii) a number of common units equal to the product of the number of common units being exercised multiplied by (a) the difference between the average of the VWAP of the common units on the NYSE on each of the three trading days prior to the delivery of the notice of exercise (the “VWAP Average”) and the exercise price (the “VWAP Difference”), divided by (b) the VWAP Average; and/or (iii) an amount in cash, to the extent that the Partnership’s leverage ratio would be at least 0.5x less than the maximum applicable ratio set forth in the Partnership’s existing revolving credit facility, equal to the product of (a) the number of common units exercised and (b) the VWAP Difference, subject to certain adjustments under the warrants.

The warrants are subject to standard anti-dilution adjustments for stock dividends, stock splits (including reverse stock splits) and recapitalizations and are exercisable at any time on or before May 28, 2023. Upon exercise of the warrants, the proceeds to the holders of the warrants, whether in the form of cash or common units, will be capped at $30.00 per common unit ($2.00 prior to the Reverse Unit Split) above the exercise price.

Series A Preferred Units

On November 14, 2017, we issued 300,000 Series A preferred units at a price to the public of $1,000 per unit. The Series A preferred units currently rank senior to our common units with respect to distribution rights and rights upon liquidation. The following description of the Series A preferred units is included because various terms of the Series A preferred units could impact our common units.

The Series A preferred units represent perpetual equity interests in us, and they have no stated maturity or mandatory redemption date. Holders of the Series A preferred units generally have no voting rights, except for limited voting rights in certain circumstances. Please also read “Voting Rights—Voting Rights of Series A Preferred Units.”

The holders of our Series A preferred units are entitled to receive, when, as and if declared by our General Partner out of legally available funds for such purpose, cumulative and compounding semi-annual distributions or quarterly cash distributions, as applicable. Distributions on the Series A preferred units are cumulative and compounding from November 14, 2017, the date of original issue, and are payable semi-annually in arrears on the 15th days of June and December of each year to, but not including, December 15, 2022 and, thereafter, quarterly in arrears on the 15th days of March, June, September and December of each year. The initial distribution rate for the Series A preferred units from and including November 14, 2017 to, but not including, December 15, 2022 is 9.50% per year of the liquidation preference per unit (equal to $95 per unit per year). On and after December 15, 2022, distributions on the Series A preferred units will accumulate for each distribution period at a percentage of the liquidation preference equal to the three-month LIBOR, or, if no such rate is so published, a substitute or successor rate determined by the calculation agent, plus a spread of 7.43%.

The Series A preferred units have a liquidation preference of $1,000 per unit. Upon the occurrence of certain rating agency events, we may redeem the Series A preferred units, in whole but not in part, at a price of $1,020 (102% of the liquidation preference) per Series A preferred unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date fixed for redemption, whether or not declared. In addition, at any time on or after December 15, 2022, we may, at our option, redeem the Series A preferred units, in whole or in part, at a redemption price of $1,040 for the year 2022, $1,020 for the year 2023 or $1000 for the years 2024 and thereafter (104%, 102% and 100% of the liquidation preference, respectively), per Series A preferred unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared (assuming such Series A preferred units are redeemed during the 12-month period beginning on the years indicated).

If certain change of control triggering events occur, each holder of the Series A preferred units may require us to repurchase all or a portion of such holder’s Series A preferred units at a purchase price equal to $1,010 per Series A preferred unit (101% of the liquidation preference) plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of settlement. Any such redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of our outstanding indebtedness.

Distributions of Available Cash

Set forth below is a summary of the significant provisions of our Partnership Agreement that relate to cash distributions.

Our Cash Distribution Policy.

Our Partnership Agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to common unitholders of record on the applicable record date. Please read “—Definition of Available Cash” below. Because we are not subject to an entity-level federal income tax, we would have more cash to distribute to our unitholders than would be the case were we subject to federal income tax.

To the extent authorized by the Board, we pay distributions on our common units on or about the 15th of each of February, May, August and November to holders of record on or about seven days prior to such distribution date. We make the distribution on the business day immediately preceding the indicated distribution date if the distribution date falls on a holiday or non-business day.

In May 2020, the Board suspended distributions to holders of our common units and our Series A preferred units, commencing with respect to the quarter ending March 31, 2020. We did not make a distribution on our common units with respect to any quarter in 2020, nor did we make a distribution on our Series A preferred units on June 15, 2020 or December 15, 2020.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.

There is no guarantee that our unitholders will receive quarterly distributions from us. We do not have a legal obligation to pay any distribution on our common units except to the extent we have available cash as defined in our Partnership Agreement and discussed in further detail below. Our cash distribution policy may be changed at any time and is subject to certain restrictions, including the following:

•

Our cash distribution policy is subject to restrictions under our Third Amended and Restated Credit Agreement dated as of May 26, 2017, as amended by the First Amendment to Third Amended and Restated Credit Agreement dated as of September 22, 2017, the Second Amendment to Third Amended and Restated Credit Agreement dated as of June 26, 2019, the Third Amendment to Third Amended and Restated Credit Agreement dated as of December 24, 2019 and the Fourth Amended to Third Amended and Restated Credit Agreement dated as of December 18, 2020 (the “Revolving Credit Facility”) and our Material Senior Indebtedness (as defined below). Our Revolving Credit Facility and Material Senior Indebtedness contain financial tests and covenants that we must satisfy. Should we be unable to satisfy these restrictions, we may be prohibited from making cash distributions notwithstanding our stated cash distribution policy.

•

In any quarter, the Series A preferred units and any Parity Securities (as defined below) must receive the distribution to which they are entitled for that quarter, plus any accrued and unpaid distributions from prior quarters, and the General Partner must expect to have sufficient funds to pay the next distribution on the Series A preferred units and any Parity Securities, before any distributions can be paid on the common units. We cannot pay distributions on any junior securities, including any of the common units, prior to paying the distributions payable on the Series A preferred units. As of April 26, 2021, the amount of accrued and unpaid distributions on the Series A preferred units was $19.4 million. In addition, our Series A preferred units contain covenants that we must satisfy. Should we be unable to satisfy these restrictions, we may be prohibited from making cash distributions on our common units notwithstanding our stated cash distribution policy.

•

Our General Partner has the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment or increase of those cash reserves could result in a reduction in cash distributions to our unitholders from the levels we currently anticipate pursuant to our stated distribution policy. Any determination to establish cash reserves made by our General Partner in good faith will be binding on our unitholders.

•

Although our Partnership Agreement requires us to distribute all of our available cash, our Partnership Agreement, including the provisions requiring us to distribute all of our available cash, may be amended. We can amend our Partnership Agreement with the consent of our General Partner and the approval of a majority of the outstanding common units (excluding common units beneficially owned by the Partnership or its Subsidiaries (as defined in the Partnership Agreement)).

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our General Partner, taking into consideration the terms of our Partnership Agreement.

•	Under Delaware law, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our cash available for distribution to unitholders is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase.

•

If and to the extent our cash available for distribution materially declines, we may elect to reduce our quarterly distribution rate to service or repay our debt or fund expansion capital expenditures.

Definition of Available Cash.

Our Partnership Agreement generally defines “available cash” for any quarter as:

•	the sum of:

•	all of our and our subsidiaries’ cash and cash equivalents on hand at the end of that quarter;

•

as determined by our General Partner, all of our and our subsidiaries’ cash or cash equivalents on hand on the date of determination of available cash for that quarter resulting from working capital borrowings (as described below) made after the end of that quarter; less

•	the amount of cash reserves established by our General Partner to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for future credit needs);

•	comply with applicable law or any debt instrument or other agreement or obligation to which we or our subsidiaries are a party or to which our or our subsidiaries’ assets are subject;

•	provide funds for distributions on the Series A preferred units; or

•	provide funds for distributions to our common unitholders for any one or more of the next four quarters;

provided, however, that if our General Partner so determines, disbursements made by us or our subsidiaries or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of available cash with respect to such quarter shall deemed to have been made, established, increased or reduced, for purposes of determining available cash within such quarter.

Working capital borrowings are generally borrowings incurred under a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to unitholders, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings.

Method of Distributions.

Subject to the distribution preferences of the Series A preferred units, we intend to distribute available cash to our common unitholders, pro rata. Our Partnership Agreement permits, but does not require, us to borrow to pay distributions. Accordingly, there is no guarantee that we will pay any distribution on the common units in any quarter. The Series A preferred units receive the distribution preference described below under “ —Series A Preferred Units.”

Common Units.

Subject to the distribution preferences of the Series A preferred units, each common unit is entitled to receive cash distributions to the extent we distribute available cash. Common units do not accrue arrearages. Subject to the voting rights of the Series A preferred units, our Partnership Agreement allows us to issue an unlimited number of additional equity interests of equal or senior rank. Please read “Voting Rights.”

Series A Preferred Units.

Until the redemption of the Series A preferred units, holders of the Series A preferred units are entitled to receive cumulative compounding distributions semi-annually until December 15, 2022 and quarterly thereafter. We cannot pay any distributions on any junior securities, including any of the common units, prior to paying the distributions payable to the Series A preferred units.

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the outstanding common units (subject to the limitations set forth in the definition of “Outstanding” in the Partnership Agreement). Please read “Change in Management Provisions; Common Units Considered “Outstanding”.”

Issuance of additional units	No approval right by common unitholders; certain issuances require approval by 66 2/3% of the holders of our Series A preferred units. Please read “—Voting Rights of Series A Preferred Units.”

Amendment of our Partnership Agreement	Certain amendments may be made by our General Partner without the approval of the unitholders, and certain other amendments that would materially adversely affect any of the preferences, rights, powers, duties or obligations of the Series A preferred units require the approval of holders of 66 2/3% of the Series A preferred units. Other amendments generally require the approval of a unit majority. Please read “Amendment of Our Partnership Agreement” and “—Voting Rights of Series A Preferred Units.”

Merger of our Partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances, and if such merger or sale would materially adversely affect any of the rights, preference and privileges of the Series A preferred units, the affirmative vote of 66 2/3% of the Series A preferred units. Please read “Merger, Sale or Other Disposition of Assets.”

Dissolution of our Partnership	Unit majority. Please read “Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “Termination and Dissolution.”

Election of directors	Plurality of the votes cast by the holders of outstanding common units at a meeting of limited partners. Please read “Meetings; Voting.”

Withdrawal of our General Partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our General Partner and its affiliates, is required for the withdrawal of our General Partner prior to December 31, 2022 in a manner that would cause a dissolution of our Partnership. Please read “Withdrawal or Removal of Our General Partner.”

Removal of our General Partner	Not less than 66 2/3% of the outstanding common units, voting as a single class, including units held by our General Partner and its affiliates. Please read “Withdrawal or Removal of Our General Partner.”

Transfer of our General Partner interest	Our General Partner may transfer all, but not less than all, of its General Partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our General Partner and its affiliates, is required in other circumstances for a transfer of the General Partner interest to a third party prior to December 31, 2022. Please read “Transfer of General Partner Interest.”

Transfer of ownership interests in our General Partner	No approval required at any time. Please read “Transfer of Ownership Interests in Our General Partner.”

Voting Rights of Series A Preferred Units.

The affirmative vote of 66 2/3% of the outstanding Series A preferred units, voting as a separate class, is required for us to amend our Partnership Agreement in a way that would have a material adverse effect on the existing preferences, rights, powers, duties or obligations of the Series A preferred units.

The affirmative vote of 66 2/3% of the outstanding Series A preferred units, voting as a class together with holders of any other Parity Securities established after the Series A preferred units and upon which like voting rights have been conferred and are exercisable, is required for us to:

•	create or issue any Parity Securities if the cumulative distributions payable on then outstanding Series A preferred units are in arrears;

•	create or issue any Parity Securities in excess of the Parity Basket (as defined below) if the cumulative distributions payable on then outstanding Series A preferred units are not in arrears;

•	create or issue any Senior Securities (as defined below);

•	declare or pay any distributions to our common unitholders out of Capital Surplus (as defined in our Partnership Agreement); or

•

take any action that would result, without regard to any notice requirement or applicable cure period, in an Event of Default (as defined in our Material Senior Indebtedness, as defined below) for failure to comply with any covenant in the Material Senior Indebtedness related to:

•	restricted payments,

•	incurrence of indebtedness and issuance of preferred stock,

•	incurrence of liens,

•	dividends and other payments affecting subsidiaries,

•	merger, consolidation or sale of assets,

•	transactions with affiliates,

•	designation of restricted and unrestricted subsidiaries,

•	additional subsidiary guarantors, or

•	sale and leaseback transactions.

“Material Senior Indebtedness” means (a) the indebtedness issued under that certain First Supplemental Indenture, dated as of July 15, 2014, by and among us, Summit Midstream Finance Corp. (“Finance Corp.”), the guarantors party thereto and U.S. Bank National Association, (b) the indebtedness issued under that certain Second Supplemental Indenture, dated as of February 15, 2017, by and among us, Finance Corp., the guarantors party thereto and U.S. Bank National Association and (c) any future indebtedness of us or Finance Corp. in an amount greater than $200,000,000 issued under a note indenture (and not under any loan or other credit agreement with commercial banking institutions).

“Parity Basket” means:

(1)

if there is at least $100 million of outstanding Series A preferred units, the greater of (a) an aggregate $150 million of non-convertible Parity Securities and (b) so long as the market capitalization of our common units is at least $1.5 billion, an aggregate amount of Series A preferred units or other non-convertible Parity Securities such that, at the time of issuance, the aggregate amount of outstanding Series A preferred units and other Parity Securities does not exceed 15% of the value of all outstanding common units; or

(2)	if there is less than $100 million of outstanding Series A preferred units, an amount of Parity Securities as our General Partner may determine.

“Parity Securities” means any class or series of partnership interests or other equity securities established after the original issue date of the Series A preferred units that is not expressly made senior or subordinated to the Series A preferred units as to the payment of distributions and amounts payable on a liquidation event.

“Senior Securities” means any class or series of partnership interests or other equity securities established after the original issue date of the Series A preferred units that is expressly made senior to the Series A preferred units as to the payment of distributions and amounts payable on a liquidation event.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our Partnership Agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation; provided, that any accumulated and unpaid distributions and the applicable liquidation preference on our Series A preferred units shall be distributed with respect to our Series A preferred units (up to the positive balance in the associated capital accounts), prior to any distributions with respect to our common units or other junior securities.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that it otherwise acts in conformity with the provisions of our Partnership Agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

•	to remove or replace our General Partner;

•	to approve some amendments to our Partnership Agreement; or

•	to take other action under our Partnership Agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our General Partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a General Partner. Neither our Partnership Agreement nor the Delaware Act specifically provides for legal recourse against our General Partner if a limited partner were to lose limited liability through any fault of our General Partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law. Under our Partnership Agreement, the exercise by a limited partner of the right to elect directors to the Board shall be in such limited partner’s capacity as a limited partner and shall not be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such limited partner’s limited liability under the Delaware Act.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the Partnership Agreement.

Our subsidiaries conduct business in six states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our primary operating subsidiary, Summit Midstream Partners Holdings, LLC, which we refer to as our “operating company,” may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our General Partner, to approve some amendments to our Partnership Agreement, or to take other action under our Partnership Agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our General Partner under the circumstances. We will operate in a manner that our General Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our Partnership Agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our General Partner without the approval of our limited partners, other than current holders of Series A preferred units in certain circumstances. Please read “Voting Rights—Voting Rights of Series A Preferred Units.”

It is possible that we will fund acquisitions through the issuance of additional common units, preferred units, warrants, rights or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units, preferred units, warrants, rights or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our Partnership Agreement, subject to the voting rights of the Series A preferred units, we may also issue additional partnership interests (such as preferred units, warrants or rights) that, as determined by our General Partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, subject to the voting rights of the Series A preferred units, our Partnership Agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

Our General Partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of our units do not have preemptive rights under our Partnership Agreement to acquire additional units or other partnership interests.

Amendment of Our Partnership Agreement

General.

Amendments to our Partnership Agreement may be proposed only by our General Partner. However, our General Partner has no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our unitholders, including any duty to act in the best interests of our Partnership or our unitholders, other than the implied contractual covenants of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our General Partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority. In addition, any amendment that materially adversely affects any of the preferences, rights, powers, duties or obligations of the Series A preferred units requires the approval of holders of 66 2/3% of the Series A preferred units, voting as a separate class.

Prohibited Amendments.

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our General Partner or any of its affiliates without the consent of our General Partner, which consent may be given or withheld in its sole discretion.

The provision of our Partnership Agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting as a single class (excluding units owned by the Partnership and its Subsidiaries).

No Unitholder Approval.

Subject to the voting rights of the Series A preferred units as described under “Voting Rights—Voting Rights of Series A Preferred Units,” our General Partner may generally make amendments to our Partnership Agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our Partnership Agreement;

•

a change that our General Partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our operating company nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change in our fiscal year or taxable year and related changes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our General Partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•

an amendment that our General Partner determines to be necessary or appropriate in connection with the authorization or issuance of additional partnership interests or rights to acquire partnership interests;

•	any amendment expressly permitted in our Partnership Agreement to be made by our General Partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our Partnership Agreement;

•

any amendment that our General Partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our Partnership Agreement;

•

mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described above.

In addition, subject to the voting rights of the Series A preferred units, our General Partner may make amendments to our Partnership Agreement, without the approval of any limited partner, if our General Partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading;

•	are necessary or appropriate for any action taken by our General Partner relating to splits or combinations of units under the provisions of our Partnership Agreement; or

•	are required to effect the intent expressed in a prospectus or the intent of the provisions of our Partnership Agreement or are otherwise contemplated by our Partnership Agreement.

The affirmative vote of 66 2/3% of the Series A preferred units, voting separately as a class, is necessary on any manner (including a merger, consolidation or business combination) that would materially adversely affect any of the existing preferences, rights, powers, duties or obligations of the Series A preferred units.

Opinion of Counsel and Limited Partner Approval.

Our General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above under “—No Unitholder Approval.” No other amendments to our Partnership Agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our General Partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units (excluding units owned by the Partnership and its Subsidiaries). Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of unitholders whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Sale or Other Disposition of Assets

A merger or consolidation of us requires the prior consent of our General Partner. However, our General Partner has no duty or obligation to consent to any merger or consolidation and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of our Partnership or our unitholders, other than the implied contractual covenant of good faith and fair dealing.

In addition, our Partnership Agreement generally prohibits our General Partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our and our subsidiaries’ assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination or sale of ownership interests of our subsidiaries. Further, the affirmative vote of 66 2/3% of the Series A preferred units, voting separately as a class, is necessary on any matter (including a merger, consolidation or business combination) that would materially adversely affect any of the existing preferences, rights, powers, duties or obligations of the Series A preferred units. Please read “Voting Rights—Voting Rights of Series A Preferred Units.” Our General Partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our and our subsidiaries’ assets without that approval.

Our General Partner may also sell all or substantially all of our and our subsidiaries’ assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our General Partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our General Partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the Partnership Agreement (other than an amendment that the General Partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our Partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our Partnership Agreement are satisfied, our General Partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed limited liability entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our General Partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our General Partner with the same rights and obligations as contained in our Partnership Agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our Partnership Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved under our Partnership Agreement. We will dissolve upon:

•

the withdrawal or removal of our General Partner or any other event that results in its ceasing to be our General Partner other than by reason of a transfer of its General Partner interest in accordance with our Partnership Agreement or its withdrawal or removal following the approval and admission of a successor;

•	the election of our General Partner to dissolve us, if approved by the holders of units representing a unit majority;

•	the entry of a decree of judicial dissolution of our Partnership; or

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our Partnership Agreement and appoint as a successor General Partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our General Partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time if it determines that an immediate sale or distribution would be impractical or would cause undue loss to our partners. The liquidator may distribute our assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner

Except as described below, our General Partner has agreed not to withdraw voluntarily as our General Partner prior to December 31, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the General Partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2022, our General Partner may withdraw as General Partner without first obtaining approval of any unitholder by giving at least 90 days’ written notice, and that withdrawal will not constitute a violation of our Partnership Agreement. Notwithstanding the information above, our General Partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates, other than our General Partner and its affiliates. In addition, our Partnership Agreement permits our General Partner in some instances to sell or otherwise transfer all of its General Partner interest in us without the approval of the unitholders. Please read “Transfer of General Partner Interest.”

Upon withdrawal of our General Partner under any circumstances, other than as a result of a transfer by our General Partner of all or a part of its General Partner interest in us, the holders of a unit majority may select a successor to that withdrawing General Partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor General Partner. Please read “Termination and Dissolution.”

Our General Partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of all outstanding common units, voting together as a single class, including units held by our General Partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our General Partner is also subject to the approval of a successor General Partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding common units by our General Partner and its affiliates gives them the ability to prevent our General Partner’s removal.

Our Partnership Agreement also provides that if our General Partner is removed as our General Partner under circumstances where cause does not exist or in the event of withdrawal of our General Partner where that withdrawal does not violate our Partnership Agreement our General Partner will have the right to convert its General Partner interest into common units or receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal or withdrawal.

In the event of removal of our General Partner under circumstances where cause exists or withdrawal of our General Partner where that withdrawal violates our Partnership Agreement, a successor general partner will have the option to purchase the general partner interest of the departing General Partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our General Partner withdraws or is removed by the limited partners, the departing General Partner will have the option to require the successor general partner to purchase the general partner interest of the departing General Partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing General Partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing General Partner and the successor general partner will determine the fair market value. Or, if the departing General Partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing General Partner or the successor general partner, the departing General Partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing General Partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing General Partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our General Partner of all, but not less than all, of its general partner interest to:

•	an affiliate of our General Partner (other than an individual); or

•

another entity as part of the merger or consolidation of our General Partner with or into another entity or the transfer by our General Partner of all or substantially all of its assets to such entity,

our General Partner may not transfer all or any of its general partner interest to another person prior to December 31, 2022 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our General Partner and its affiliates. On or after December 31, 2022, the General Partner may transfer all or any part of its ownership interests without the approval of any limited partner or any other entity. As a condition of any such transfer, the transferee must, among other things, assume the rights and duties of our General Partner, agree to be bound by the provisions of our Partnership Agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Our General Partner and its affiliates may, at any time, transfer common units to one or more persons, without unitholder approval.

Change of Management Provisions; Common Units Considered “Outstanding”

Our Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our General Partner or otherwise change our management. Please read “Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our General Partner. For example, if any person or group, other than our General Partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, including our Series A preferred units, the units owned by such person or group will cease to be considered outstanding and will therefore lose all their voting rights, including, for the common units, with respect to voting on the appointment of members to the Board beginning in 2022. This loss of voting rights does not apply to persons who acquired such units from affiliates of the Partnership, their transferees and persons who acquired such units with the prior approval of the Board.

In addition, any common units held by the Partnership or a subsidiary of the Partnership are not considered outstanding with respect to voting and distributions under the Partnership Agreement. However, should such securities be transferred to an entity that is not a subsidiary of the Partnership, such common units would then be considered outstanding with respect to voting and distributions.

Meetings; Voting

Beginning in 2022, an annual meeting of the limited partners holding outstanding common units for the election of directors to the Board, and such other matters that our General Partner submits to a vote of the limited partners holding outstanding common units, will be held on such date as determined by our General Partner. Special meetings of the limited partners may be called by our General Partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed.

For the purpose of determining the limited partners entitled to notice of or to vote at any meeting or to give approvals without a meeting, our General Partner will set a record date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting.

Each record holder of outstanding (subject to the limitations set forth in the definition of “Outstanding” in the Partnership Agreement) common units has a vote according to his percentage interest in the Partnership. Units held for a person’s account by another person (such as a broker, dealer or bank), in whose name such units are registered, will be voted by such other person in favor of, and at the direction of, the beneficial owner unless the arrangement between such persons provides otherwise. Representation in person or by proxy of a majority of the outstanding common units of the class or classes for which a meeting has been called will constitute a quorum at such meeting (unless a particular action by the limited partners requires approval by a greater percentage of such units, in which case the quorum shall be such greater percentage).

At any meeting at which a quorum is present, the act of the limited partners holding a majority of the outstanding common units entitled to vote at the meeting will be deemed to be the act of all the limited partners, unless a greater or different percentage is required under the Partnership Agreement, in which case the act of the limited partners holding such greater or different percentage of outstanding common units will be required. At a meeting for the election of directors, directors are elected by a plurality of votes cast by the limited partners holding outstanding common units.

If authorized by our General Partner, any action that is required or permitted to be taken at a meeting of the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by the holders of the minimum percentage of outstanding common units necessary to authorize or take that action at a meeting.

The Board of Directors

The number of directors on the Board will be not less than five or more than eight as determined from time to time by a majority of the directors then in office. Any decrease in the number of directors by the Board may not have the effect of shortening the term of any incumbent director.

The President or Chief Executive Officer of the General Partner serves as a director and as the Chairman of the Board. With the exception of the President or Chief Executive Officer of the general partner, each director must meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC thereunder and by the NYSE. The remaining directors are divided into three classes with respect to their terms. At each annual meeting of limited partners, commencing in 2022, successors to the directors whose terms expire at that annual meeting will be elected for a three-year term.

A director may only be removed for cause at a meeting of limited partners holding outstanding common units upon the affirmative vote of the limited partners holding a majority of the outstanding common units and only if, at the same meeting, the limited partners holding a majority of the outstanding common units nominate a replacement director and elect the replacement director to the Board. Vacancies on the Board (other than vacancies caused by the removal of a director by the limited partners) may be filled by a majority of the remaining directors then in office.

Limited Call Right

If at any time our General Partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class (other than the Series A preferred units), our General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our General Partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by our General Partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our General Partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership interests of such class for the 20 consecutive trading days immediately preceding the date three days before the date the notice is mailed.

As a result of our General Partner’s right to purchase or cause the purchase of all outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Redemption of Ineligible Holders

In order to avoid any material adverse effect on the maximum applicable rates that can be charged to customers by our subsidiaries on assets that may be subject to rate regulation by the Federal Energy Regulatory Commission or an analogous regulatory body in the future, each transferee of partnership interests, upon becoming the record holder of such partnership interests, will automatically certify, and the General Partner at any time can request such holder to re-certify:

•	that the transferee or unitholder is an individual or an entity subject to United States federal income taxation on the income generated by us; or

•

that, if the transferee unitholder is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to United States federal income taxation on the income generated by us.

Furthermore, in order to avoid a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which we have an interest as the result of any federal, state or local law or regulation concerning the nationality, citizenship or other related status of any unitholder, our General Partner may at any time request unitholders to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

The certifications as to taxpayer status and nationality, citizenship or other related status can be changed in any manner our General Partner determines is necessary or appropriate to implement its original purpose.

If a unitholder fails to furnish the certification or other requested information with 30 days or if our General Partner determines, with the advice of counsel, upon review of such certification or other information that a unitholder does not meet the status set forth in the certification, we will have the right to redeem all of the units held by such unitholder at the average of the daily closing prices per limited partner interest of such class for the 20 consecutive trading days immediately prior to the date fixed for redemption.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our General Partner. Any such promissory note will bear interest at the rate of 5.0% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.